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Exhibit 99.1

INTERIM SERVICES INC.
401(k) BENEFIT PLAN

FORM 5500 SCHEDULE H, 4i - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999

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                                                                                                      FAIR
DESCRIPTION                                                       SHARES           COST              VALUE

SHARES OF REGISTERED INVESTMENT COMPANIES:
     T. Rowe Price Stable Value Fund *                         16,928,649      $ 16,928,649      $ 16,928,649
     T. Rowe Price International Stock Fund *                     295,971         4,967,546         5,632,325
     T. Rowe Price Spectrum Income Fund *                         183,276         2,083,378         1,962,881
     T. Rowe Price Dividend Growth Fund *                         562,190        12,286,725        11,361,863
     T. Rowe Price Personal Strategy Income Fund *                 95,548         1,266,656         1,244,996
     T. Rowe Price Personal Strategy Balanced Fund *              558,412         8,969,801         9,068,604
     T. Rowe Price Personal Strategy Growth Fund *                917,605        17,739,263        17,874,942
     T. Rowe Price Mid-Cap Growth Fund *                          374,162        13,634,896        15,015,126
     T. Rowe Price Small-Cap Stock Fund *                          71,579         1,545,139         1,631,993
     T. Rowe Price Equity Index Trust *                           262,649         9,464,842        10,119,865
     T. Rowe Price TradeLink Plus *                                70,878            60,283            70,878
                                                                               ------------      ------------
Total registered investment companies stock                                      88,947,178        90,912,122

INTERIM SERVICES INC. COMMON STOCK *                              674,258         9,446,407        16,687,876

PARTICIPANT LOANS RECEIVABLE *                                                    1,031,067         1,031,067
                                                                               ------------      ------------

TOTAL INVESTMENTS                                                              $ 99,424,652      $108,631,065
                                                                               ============      ============
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Note:     Collateral is not applicable as loans represent use of participant's own funds. Defaults are subject to applicable tax and penalties by the
          Internal Revenue Service. Participant loans receivable are due at various maturity dates and bear interest at the prime rate.

*  Party-in-interest